UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2026

BioNexus Gene Lab Corp.
(Exact name of registrant as specified in its charter)

Wyoming	001-41750	35-2604830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit A-28-7, Tower A, Menara UOA Bangsar,

No.5 Jln Bangsar Utama 1,

59000 Kuala Lumpur, Malaysia

(Address of principal executive offices)

+1 (307) 241-6898

(Company's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BGLC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2026, BioNexus Gene Lab Corp. (the "Company") entered into a CogniAI Healthcare Licence and Strategic Collaboration Agreement (the "Agreement") with Ruanyun Edai Technology Inc., a Cayman Islands company (Nasdaq: RYET) ("RYET"). Subject to closing, RYET will grant the Company and its controlled affiliates an exclusive Malaysian healthcare licence to the CogniAI document-intelligence platform, including rights to develop, brand and sublicense applications using it. Exclusivity is subject to any separately signed milestones and applicable cure provisions.

At closing, the Company will issue 410,000 common shares to satisfy the stated US$3.5 million licence consideration and a further 150,000 common shares which will be issued in exchange for 500,000 RYET ordinary shares. The share numbers are fixed, subject to specified capital adjustments, with no cash top-up or market-value guarantee. The contractual licence amount is not a statement of fair value.

The initial licence term is ten years from closing, with two five-year renewal options exercisable on at least six months' notice if the Company is not then in uncured material breach. RYET will receive a 10% royalty on defined technology receipts actually collected, subject to specified deductions and exclusions, with no minimum royalty or annual platform fee. The Company unilaterally may add other Malaysian industries by notice to RYET. Continued exclusivity in each additional industry will require the Company or an affiliate to sign a customer contract in that industry within twelve months after the notice. Additional work by RYET would require a separate project agreement.

Closing and the contemplated share issuances remain pending. Closing is subject to written technology acceptance, satisfactory due diligence, required corporate and regulatory approvals, and securities and exchange compliance. A non-defaulting party may terminate if closing has not occurred by March 31, 2027, unless extended by the parties. The Agreement also contains support, intellectual-property, data-protection and termination provisions, and a US$1 million aggregate liability cap per party, subject to specified exceptions.

The foregoing summary is qualified in its entirety by the Agreement, filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Agreement provides for the issuance at closing of an aggregate of 560,000 common shares to RYET for the non-cash consideration described in Item 1.01. The stated shares, when issued, will represent approximately 16.0% of the Company's issued and outstanding common shares immediately after the issuance. The issuances remain pending and are subject to the closing conditions described in Item 1.01. The shares will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation S promulgated thereunder, as RYET is not a U.S. person (as defined in Regulation S) and the shares will be issued in an offshore transaction. The shares will be subject to applicable Regulation S transfer restrictions.

Item 7.01. Regulation FD Disclosure.

On October 7, 2026, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 does not mean that such information is material or that disclosure of such information is required.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	CogniAI Healthcare Licence and Strategic Collaboration Agreement, dated October 5, 2026, between BioNexus Gene Lab Corp. and Ruanyun Edai Technology Inc.
99.1	Press Release dated October 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioNexus Gene Lab Corp.

Date: October 7, 2026	By:	/s/ Su-Leng Tan Lee
Su-Leng Tan Lee Chief Executive Officer

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